Exhibit 10.2

RETIREMENT AGREEMENTAND GENERAL RELEASE

This Retirement Agreement and General Release (hereinafter the “Agreement”) is made and entered into by and between Carl E. Lee, Jr. (hereinafter the “Executive”) and Snyder’s-Lance, Inc., a North Carolina corporation (hereinafter “Company”).

RECITALS

A.    Executive is employed full time as the Chief Executive Officer of Company.

B.    Executive serves at the pleasure of the Board of Directors (“Board”), and his employment may be terminated by Company or by Executive at any time.

C.    Executive and Company entered into that certain Executive Severance Agreement, dated January 25, 2012, and amended as of December 12, 2016 (the “ESA”), which agreement governs severance and other benefits in the event of Executive’s termination of employment. Capitalized terms not otherwise defined herein shall have the meaning set forth in the ESA.

D.    Executive has indicated his desire to retire from the Company and the Board has consented to this request.

E.    Executive and Company desire to provide for the termination of Executive’s employment with Company in an amicable and orderly way and to settle any and all disputes, known and unknown, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Company, intending to be legally bound, agree as follows:

1.    Executive’s employment by Company will terminate (or has terminated) effective April 11, 2017 (the “Termination Date”).

2.    Company will pay (or has paid) to Executive his unpaid Base Salary, accrued and unused vacation pay, unreimbursed business expenses, and all other items earned by or owed to executive through the Termination Date. These amounts are payable even if Executive does not sign, deliver and not revoke this Agreement as required for this Agreement to become effective.

3.    As consideration for the promises made by Executive in this Agreement, Company agrees to provide Executive the benefits and payments provided for in Section 3 of the ESA, and certain other benefits, all as described in Appendix A hereto (the “Retirement Payments and Benefits”), provided that this Agreement has been executed and delivered to Company and has become irrevocable on or before the sixtieth (60th) day after the Termination Date. Table 2 to Appendix A references Executives vested and unvested equity and other incentive awards.

4.    Executive acknowledges Company is relying on Executive’s compliance with the terms of the post-termination obligations in the ESA. The post-termination obligations (and related remedies and other provisions) in the ESA, including, but not limited to Sections 6-18 of the ESA, are incorporated by reference herein, and survive the termination of Executive’s employment.

5.     Executive agrees to sign and deliver the resignation letter attached hereto, and agrees to take any other action reasonably requested by Company to effectuate his resignation from all officer and director positions he holds at Company and its subsidiaries as of the Termination Date.

6.    In consideration of the Retirement Payments and Benefits:

a.    Executive hereby RELEASES Company, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past and present officers, directors, partners, agents, representatives, attorneys and employees (all collectively included in the term “Company” for purposes of this release), from any and all claims, demands or causes of action which Executive, or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this release), have, had or may have against Company, based on any events or circumstances arising or occurring prior to and including the date of Executive’s execution of this Agreement to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to Executive’s employment or termination of employment by Company, any rights of continued employment, reinstatement or reemployment by Company, and any costs or attorneys’ fees incurred by Executive, PROVIDED, HOWEVER, Executive is not waiving, releasing or giving up any rights Executive may have to vested benefits under any pension or savings plan, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to unemployment insurance, or to enforce the terms of this Agreement, or any other right which cannot be waived as a matter of law. In the event any claim or suit is filed on Executive’s behalf against Company by any person or entity, Executive waives any and all rights to receive monetary damages or injunctive relief in favor of Executive from or against Company.

b.    Executive agrees and acknowledges: that this Agreement is intended to be a general release that extinguishes all claims by Executive against Company; that Executive is waiving any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, and the North Carolina Retaliatory Employment Discrimination Law, and all other federal, state and local statutes, ordinances and common law, including but not limited to any claims based on public policy, breach of contract, either expressed or implied, equitable claims, defamation, retaliation, whistleblowing, negligence, invasion of privacy, infliction of emotional distress, slander, libel, estoppel, fraud, misrepresentation, and other torts (including intentional torts) and wrongful discharge, to the fullest extent permitted by law; that Executive is waiving all claims against Company, known or unknown, arising or occurring prior to and including the date of Executive’s execution of this Agreement; that the consideration that Executive will receive in exchange for Executive’s waiver of the claims specified herein exceeds anything of value to which Executive is already entitled; that Executive was hereby advised in writing to consult with an attorney and that Executive had at least 21 days to consider this Agreement; that Executive has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Executive’s choosing; and that Executive has had a reasonable period of time within which to consider this Agreement. Executive represents that Executive has not assigned any claim against Company to any person or entity; that Executive has no right to any future employment by Company; that Executive has received all compensation, benefits, leave and time off due; and that Executive has not suffered any injury that resulted, in whole or in part, from Executive’s work at Company that would entitle Executive to payments or benefits under any state worker’s compensation law and the termination of Executive’s employment by Company is not related to any such injury.

7.    Executive specifically acknowledges and reaffirms Executive’s ongoing obligations to Company set forth in the ESA, including without limitation, Section 6, Section 7 (Covenant Not to Compete), Section 8 (Non-Solicitation/No Interference Provisions), Section 9, Section 10 (Confidential Information and Company Property), and Section 11 (Additional Post-Termination Covenants) and that the Retirement Payments and Benefits are subject to forfeiture and repayment pursuant to Section 14 of the ESA. Further, Executive acknowledges that he is subject to any applicable post-employment covenants contained in any equity/incentive award agreement or plan. Executive represents that Executive has not taken, and does not have in Executive’s possession or control, any materials containing Confidential Information.

8.    Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer; provided, however, that Executive may not disclose Employer information that is protected by the attorney-client privilege, except as expressly authorized by law. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

9.    Employer provides notice to Executive pursuant to the Defend Trade Secrets Act that:

a.    An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

b.    An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

10.    This Agreement does not constitute and will not be construed as an admission by Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive, and Company expressly denies that it has engaged in any such conduct.

11.    This Agreement, including (i) the ESA as incorporated by reference, (ii) Appendix A, and (iii) equity and other benefit plans applicable to awards referenced herein, constitutes the entire agreement between the parties and supersedes all prior negotiations and agreements. This Agreement may be modified only by a written instrument signed by all parties hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute one and the same Agreement.

12.    If any provision, section, subsection or other portion of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination becomes final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

13.    Executive hereby agrees and acknowledges that Executive has carefully read this Agreement, fully understands what this Agreement means, and is signing this Agreement knowingly and voluntarily, that no other promises or agreements have been made to Executive other than those set forth in this Agreement, and that Executive has not relied on any statement by anyone associated with Company that is not contained in this Agreement in deciding to sign this Agreement.

14.    This Agreement will be governed by the laws of the State of North Carolina without giving any effect to choice or conflict of law principles of any jurisdiction and all disputes arising under this Agreement must be submitted to a court of competent jurisdiction in Charlotte, NC.

15.    On or prior to the Termination Date, Executive must return to Company all Company property previously provided to Executive, including, but not limited to, any Company-owned computer, personal digital assistant, mobile phone, credit cards, keys, key fobs, and computer accessories.

16.    Executive may accept this Agreement by delivering an executed copy of the Agreement to:

Snyder’s-Lance, Inc.

Attention: Gail Sharps Myers, SVP, General Counsel & Secretary

13515 Ballantyne Corporate Place

Charlotte, NC 28277

(704) 557-8001 Office

(704) 557-8069 Facsimile

gsharpsmyers@snyderslance.com

on or before the 52nd calendar day after the Termination Date (Reminder: This Agreement must be signed and delivered to Company by the 52nd day so that the 7-day revocation period can lapse and the Agreement may become irrevocable on or before the 60th day after the Termination Date).

17.    Executive may revoke this Agreement within seven (7) days after it is executed by Executive by delivering a written notice of revocation to:

Snyder’s-Lance, Inc.

Attention: Gail Sharps Myers, SVP, General Counsel & Secretary

13515 Ballantyne Corporate Place

Charlotte, NC 28277

(704) 557-8001 Office

(704) 557-8069 Facsimile

gsharpsmyers@snyderslance.com

no later than the close of business on the seventh (7th) calendar day after this Agreement was signed by Executive. This Agreement will not become effective or enforceable until the eighth (8th) calendar day after Executive signs and has not revoked this Agreement. If Executive revokes this Agreement, the parties will have no obligations under this Agreement.

18.    Neither the Company nor the Executive shall make any disparaging or defamatory statements, whether written or oral, regarding one another. This provision shall cease to be of any force or effect two (2) years after the Termination Date. This Section shall not be violated by testimony or statements to a government entity, testimony compelled by legal process, or rebuttal of a false or misleading statement made by Executive.

[Signature page follows]

WHEREFORE, the parties have executed this Agreement on the date or dates set forth below.

CARL E. LEE, JR.

/s/ Carl E. Lee, Jr.
Date: April 14, 2017

SNYDER’S-LANCE, INC.

/s/ Gail Sharps Myers
Name: Gail Sharps Myers
Title: SVP, General Counsel & Secretary
Date: April 11, 2017

APPENDIX A

RETIREMENT AGREEMENT AND GENERAL RELEASE

BETWEEN SNYDER’S-LANCE, INC. AND CARL E. LEE, JR.

Subject to all terms and conditions of the Agreement, Company shall provide the following consideration to Executive pursuant to Section 3 of the Agreement.

TABLE 1. Description of Retirement Payments and Benefits

Section of the ESA	Amount and/or description

Section 3(a)	Provided for in Section 2 of the Agreement.

Section 3(b)	Total payment of $3,560,000, payable in 24 monthly installments, commencing on or about the 60th day following the Termination Date.

Section 3(c)

•    2017 Annual Performance Incentive Plan for Officers and Key Managers, subject to actual performance and paid when paid to other plan participants and prorated for days employed (101 days out of 365)

•    2015, 2016 and 2017 LTIPs

•    Stock Options – unvested are forfeited and cancelled as of the Termination Date

•    Restricted Stock – unvested are forfeited and cancelled as of the Termination Date

•    Performance Awards – you are eligible for a prorated portion (as provided for in Section 3(c) of the ESA) of this award, subject to satisfaction of performance goals and paid when active employees receive their awards

•    Performance Restricted Stock Units - you are eligible for a prorated portion (as provided for in Section 3(c) of the ESA) of this award, subject to satisfaction of performance goals and paid when active employees receive their awards

•    Timing of the awards for which you are eligible as referenced above:

•    2015 awards, if any, are payable in 2018 when others are paid

•    2016 awards, if any, are payable in 2019 when others are paid

•    2017 awards, if any, are payable in 2020 when others are paid

Section 3(d)	Indemnification as provided for in the ESA.

Section 3(e)	One year of outplacement assistance, not to exceed a value of $89,000, and as otherwise provided for in the ESA.

Section 3(f)

•    No acceleration of any outstanding unvested equity awards.

•    Any options vested as of the Termination Date shall continue to be exercisable for a period of one year following the Termination Date (or the original expiration date of the option, if shorter).

•    TABLE 2 below reflects vesting and exercisability of Executive’s outstanding equity awards.

Section 3(g)	Reimbursement of applicable health plan reimbursements for up to three years, subject to such limitations as set forth in the ESA.

N/A	Executive Retention Agreement, dated May 13, 2016: By action of the Board of Directors of the Company, not pursuant to Section 3(c) of the ESA, but otherwise expressly subject to all of the terms and conditions of the ESA as if this benefit was provided pursuant to Section 3(c) of the ESA, options granted pursuant to this Executive Retention Agreement shall continue to vest in accordance with the current vesting schedule (May 13, 2019) as set forth in the Executive Retention Agreement (other than the requirement to be continuously employed) and shall be exercisable for a period of one year following the final vesting date after which any remaining options shall be forfeited and cancelled.

For the avoidance of doubt, the treatment of Executive’s awards under the 2015, 2016 and 2017 Long-Term Performance Incentive Plans for Officers and Key Managers (each an “LTIP”) will be treated consistent with Section 3 of the ESA.

TABLE 2

Equity and Incentive Award Table. This Table 2 reflects the forfeitures and vesting/eligibility described in Table 1, and no duplication of awards should be construed. Proration calculations assume a termination date of April 11, 2017. All awards are subject to applicable plans terms and conditions, including forfeiture for violation of any applicable post-employment covenants

Non-vested Non-Qualified Stock Option Awards as of the Termination Date

Plan	Number	Exercise Price	Original Expiration Date	Status
Executive Retention Agreement	302,867	$30.9900	5/13/2026	100% of this award eligible to vest May 13, 2019. Exercisable for one year following vesting – May 13, 2019 through May 13, 2020.
2017 LTIP	0	N/A	N/A	N/A
2016 LTIP	104,690	$30.6000	3/1/2026	Forfeited and cancelled
2015 LTIP	27,592	$31.0200	3/2/2025	Forfeited and cancelled

Vested Non-Qualified Stock Options - Exercisable through April 11, 2018 (one (1) year following the Termination Date, after which any unexercised options are forfeited and cancelled.

Number	Exercise Price	Original Expiration Date	New Expiration Date
31,500	$3.9293	3/31/2020	4/11/2018
28,145	$4.5990	3/31/2021	4/11/2018
30,310	$6.2590	3/31/2022	4/11/2018
20,568	$6.6790	3/31/2023	4/11/2018
12,990	$6.4740	3/31/2024	4/11/2018
34,856	$8.9610	4/1/2015	4/11/2018
43,479	$17.3200	2/23/2021	4/11/2018
344,974	$17.3200	2/23/2021	4/11/2018

41,754	$22.4100	2/23/2022	4/11/2018
66,255	$25.5600	2/22/2023	4/11/2018
41,390	$26.6600	2/24/2024	4/11/2018
20,695	$26.6600	2/24/2024	4/11/2018
27,594	$31.0200	3/2/2025	4/11/2018
27,592	$31.0200	3/2/2025	4/11/2018
52,345	$30.6000	3/1/2026	4/11/2018

Non-vested Restricted Stock Awards outstanding as of the Termination Date – Forfeited and cancelled as of the Termination Date

Plan	Number of Shares of Restricted Stock	Status
2015 Plan	5,373	Forfeited and cancelled
2016 Plan	6,808	Forfeited and cancelled
2017 Plan	5,898	Forfeited and cancelled

Performance Awards outstanding as of the Termination Date – Prorated by number of days employed during the applicable performance period

Plan	Original Award	Proration Factor	Eligible for Award Subject to Actual Performance
2015 LTIP	Target of $1,000,000	832/1095 = .7598	New Target of $759,800
2016 LTIP	Target of $ 750,000	467/1095 = .4265	New Target of $319,875
2017 LTIP	Target of $840,000	101/1095 = .0922	New Target of $77,448

Performance Restricted Stock Unit Awards outstanding as of the Termination Date

Plan	Original Award	Proration Factor	Eligible for Award Subject to Actual Performance
2015 LTIP	0	N/A	N/A
2016 LTIP	Target of 16,340 units	467/1095 = .4265	New Target of 6970 units
2017 LTIP	Target of 14,156 units	101/1095 = .0922	New Target of 1,315 units

Diamond Integration Award – No award